Exhibit 99.01

Press Release
www.shire.com

Share Dealing by Person Discharging Managerial Responsibility

December 12, 2011 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company (the “Company”) announces that it was notified on December 9, 2011 of the following dealings in Shire plc ordinary shares (“Shares).

Exercise of Stock Appreciation Rights (“SAR Awards”) and Options
On December 9, 2011, Tatjana May exercised a SAR Award granted under the Shire Portfolio Share Plan. In addition, Ms May exercised an option granted under the 2000 Executive Share Option Scheme. The resulting Shares were sold on the London Stock Exchange.

	Number of Shares exercised	Exercise price	Number of Shares released and sold	Average sale price
SAR Award	32,000	£9.97	16,965	£21.15678
Option	70,000	£5.585	51,576	£21.13278

Following the above transactions, Ms May holds 86,126 Shares, options over 81,108 Shares and awards of Stock Appreciation Rights, Performance Shares and Restricted Shares over 210,787 Shares.

This notification relates to disclosures made in accordance with 3.1.4(R)(1)(a) of the Disclosure and Transparency Rules.

Tony Guthrie
Deputy Company Secretary

For further information please contact:

Investor Relations	Eric Rojas (erojas@shire.com)	+1 781 482 0999
	Sarah Elton-Farr (seltonfarr@shire.com)	+44 1256 894157

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder, human genetic therapies, gastrointestinal diseases and regenerative medicine as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX